UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 1, 2012

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2012, CBL & Associates Limited Partnership, a Delaware limited partnership which is the operating partnership (the “Operating Partnership”) of CBL & Associates Properties, Inc. (the “Company”), supplemented its Fourth Amended and Restated Agreement of Limited Partnership with a Certificate of Designation of 6.625% Series E Cumulative Redeemable Preferred Units, relating to the preferred units of limited partnership interest in the Operating Partnership (the “Series E Preferred Units”) underlying shares of the Company's 6.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, with a liquidation preference of $250.00 per share (the “Series E Preferred Stock”). The Operating Partnership issued 690,000 of the Series E Preferred Units, the terms of which parallel the terms of the Series E Preferred Stock, to a wholly owned subsidiary of the Company in conjunction with the closing of the transaction described in Item 3.03 of this report.

Item 3.03 Material Modification to Rights of Security Holders.

On October 5, 2012, the Company completed an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its Series E Preferred Stock at a liquidation preference of $25.00 per depositary share, including 900,000 shares sold pursuant to the underwriters' exercise of their option to purchase additional depositary shares, pursuant to the underwriting agreement filed as an exhibit to the Company's Form 8-K dated September 28, 2012. The terms of the Series E Preferred Stock were established in a Certificate of Designations filed with the Delaware Secretary of State on October 1, 2012 (the "Series E Certificate of Designations").

Under the Series E Certificate of Designations, holders of the depositary shares and the underlying Series E Preferred Stock are entitled to receive cumulative dividends, in equal priority with the holders of the Company's other outstanding series of preferred stock and before any dividends are paid to the common stockholders, at the rate per share of 6.625% of the stated liquidation preference per annum, payable quarterly in arrears. Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders, in equal priority with the holders of the Company's other outstanding series of preferred stock, an amount equal to the stated liquidation preference per share, plus any accrued and unpaid dividends thereon to the date of payment, before any distribution or payment shall be made to the holders of any junior securities, including the common stock.

Upon the occurrence of a Change of Control, each holder of depositary shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem the depositary shares) to direct the depositary, on such holder's behalf, to convert some or all of the shares of Series E preferred stock underlying the depositary shares held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per depositary share determined in accordance with the terms set forth in the Series E Certificate of Designations.

Item 7.01 Regulation FD Disclosure.

The Company's Press Release concerning the October 5, 2012 completion of an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its 6.625% Series E Preferred Stock, is furnished as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Shell Company Transactions

Not applicable

(d)	Exhibits

Exhibit Number	Description
4.13
Certificate of Designations, dated October 1, 2012, relating to the 6.625% Series E Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 14 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 1, 2012)

10.1.2	Certificate of Designation, dated October 1, 2012, relating to the 6.625% Series E Cumulative Redeemable Preferred Units
99.1	Press Release - CBL Announces Closing of $172.5 Million of 6.625% Series E Cumulative Redeemable Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President - Chief Financial Officer and Treasurer

Date: October 5, 2012